Exhibit 99.1

CONSOLIDATED WATER CO. LTD.

REPORTS HIGHER THIRD QUARTER REVENUE AND EARNINGS

NET INCOME ATTRIBUTABLE TO STOCKHOLDERS INCREASES 107% FROM

PRIOR-YEAR PERIOD

GEORGE TOWN, Grand Cayman, Cayman Islands (November 10, 2014) — Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”) (“Consolidated Water” or “the Company”), which develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent, today reported its operating results for the third quarter and first nine months of 2014. The Company will host an investor conference call on Tuesday, November 11, 2014 at 11:00 a.m. EST (see details below) to discuss its operating results and other topics of interest.

Third Quarter Operating Results

Net income attributable to the Company’s stockholders increased 107% to $1,882,692, or $0.13 per diluted share, for the three months ended September 30, 2014, compared with net income attributable to CWCO stockholders of $908,690, or $0.06 per diluted share, for the three months ended September 30, 2013.

Total revenues for the third quarter of 2014 increased 10% to approximately $17.0 million, compared with approximately $15.4 million in the third quarter of 2013.

Retail water revenues increased 18% to approximately $5.9 million in the most recent quarter, versus approximately $5.0 million in the third quarter of 2013. The increase in retail revenues was primarily due to an approximate 17% increase in the number of gallons of water sold by the Company’s retail operations in the Cayman Islands.

Bulk water revenues declined 3% to approximately $9.9 million in the third quarter of 2014, compared with approximately $10.2 million in the prior-year quarter. The reduction in bulk water revenues was attributable to a decrease in the volume of water sold by the Company’s Bahamas operations to the Water and Sewerage Corporation of The Bahamas (“WSC”), partially offset by an increase in revenues from the Cayman bulk water operations. In 2013, the WSC purchased water volumes from the Company’s Blue Hills plant that were significantly higher than the minimum amounts it was required to purchase under the water supply agreement for the plant. However, as a result of water conservation and loss mitigation efforts it has conducted since that time, the WSC has reduced the amount of water lost by its distribution system and consequently in 2014 decreased the volume of water it purchased from the Blue Hills plant. However, the WSC continued to purchase more than the minimum amount stipulated in its contract with the Company.

Services segment revenues increased to $1,178,710 in the quarter ended September 30, 2014, compared with $175,438 in the year-earlier quarter, primarily due to construction revenues generated from contracts with the Water Authority-Cayman to refurbish its Lower Valley plant and to build a plant on the island of Cayman Brac.

Consolidated gross profit improved 9% to approximately $5.7 million (33% of total revenues) in the most recent quarter, versus approximately $5.2 million (34% of total revenues) in the third quarter of 2013. Gross profit on retail revenues increased 27% to approximately $3.0 million (50% of retail revenues) in the quarter ended September 30, 2014, compared with approximately $2.4 million (47% of retail revenues) in the prior-year period. The increase in retail gross profit margin as a percentage of sales reflected an increase in water sales, as a significant portion of the Company’s water production expenses are fixed in nature. Gross profit on bulk revenues declined 6% to approximately $2.8 million (28% of bulk revenues), compared with approximately $3.0 million (29% of bulk revenues) a year earlier. Gross profit as a percentage of bulk water sales remained relatively constant, despite the decrease in revenues, because the water sales made in 2013 by the Company’s Bahamas operation that exceeded the contractual minimum for the Blue Hills plant generated relatively small gross profits. The services segment generated a negative gross profit of ($83,236) in the third quarter of 2014, compared with a negative gross profit of ($94,644) in the third quarter of 2013.

Consolidated general and administrative expenses (“G&A”) declined 8% to approximately $4.0 million in the third quarter of 2014, compared with approximately $4.3 million in the year-earlier quarter. Project development expenses incurred by the Company’s Mexico subsidiary, N.S.C. Agua, S.A. de C.V. (“NSC”) decreased by approximately $538,000. Other G&A categories with significant fluctuations included professional fees, which rose by approximately $145,000 due to consulting services, and banking fees, which increased $134,000 from prior-year levels as a result of wire/exchange fees incurred to transfer funds out of The Bahamas to repay intercompany loans.

Interest income increased to $334,499 for the third quarter of 2014, up from $232,820 in the third quarter of 2013, due to interest on past due accounts receivables from the WSC. Interest expense decreased to $70,515 for the three months ended September 30, 2014, versus $117,242 in the prior-year quarter, reflecting the early redemption in February 2014 of the remaining outstanding balance on the Company’s bonds payable.

The Company recognized earnings and profit sharing on its investment in OC-BVI of $111,855 in the most recent quarter, compared with $75,609 in the third quarter of 2013.

Management Comments

“We are very pleased to report that our net income attributable to Consolidated Water stockholders more than doubled in the most recent quarter, when compared with the third quarter of 2013,” stated Mr. Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd. “Gross profit margins from our retail business improved, reflecting a healthy 17% increase in the volume of water sold by our retail operations in the Cayman Islands. We are encouraged that retail water volume sales have increased during the past two quarters relative to prior-year periods, reversing a three-year downtrend that began in 2010. We believe that drier weather conditions and an increase in tourist arrivals in the Cayman Islands have contributed to a greater demand for potable water in this key market.”

“We have continued to make significant progress on our 100 million gallon-per-day desalination plant and conveyance pipeline project in northern Baja California, Mexico. In the third quarter of 2014, we benefited from lower development costs when compared with the prior-year period, reflecting the completion of certain outsourced engineering and technical work that was underway a year ago.”

“We recently received initial comments from the Mexican regulator on our environmental impact studies for the project and are pleased that no major issues were identified in this first round of comments,” continued Mr. McTaggart. “We will work diligently to address the regulator’s comments and hope to obtain the necessary permits in due course.”

Nine-Month Operating Results

Net income attributable to the Company’s stockholders for the nine months ended September 30, 2014 totaled $5,297,294, or $0.36 per diluted share, compared with net income attributable to CWCO stockholders of $7,504,542, or $0.51 per diluted share, for the nine months ended September 30, 2013.

Total revenues for the first nine months of 2014 increased 4% to approximately $50.3 million, compared with approximately $48.6 million in the corresponding period of the previous year.

Retail water revenues rose 5% to approximately $18.5 million (37% of total revenues) in the nine months ended September 30, 2014, versus approximately $17.6 million (36% of total revenues) in the first nine months of 2013. The volume of water sold by the Company’s Cayman retail operations increased by approximately 4% in the first nine months of 2014 when compared with the prior-year period.

Bulk water revenues declined slightly, to approximately $29.8 million (59% of total revenues) in the first nine months of 2014, compared with approximately $30.3 million (62% of total revenues) in the prior-year period. The reduction in bulk water revenues was attributable to a decrease in the volume of water sold by the Company’s Bahamas operations to the WSC, as discussed earlier in this press release, partially offset by an increase in revenues from the Cayman bulk water operations.

Services segment revenues increased to $1,921,004 in the nine months ended September 30, 2014, compared with $706,144 in the corresponding period of 2013, primarily due to construction revenues generated from contracts with the Water Authority-Cayman to refurbish the Lower Valley plant and to build a plant on the island of Cayman Brac.

Consolidated gross profit improved slightly, to approximately $18.0 million (36% of total revenues) in the first nine months of 2014, versus approximately $17.8 million (37% of total revenues) in the first nine months of 2013. Gross profit on retail revenues increased 3% to approximately $9.6 million (51% of retail revenues) in the nine months ended September 30, 2014, compared with approximately $9.2 million (52% of retail revenues) in the year-earlier period. Gross profit on bulk revenues was largely unchanged at approximately $8.7 million (29% of bulk revenues) in the first nine months of both 2014 and 2013. The services segment recorded a negative gross profit of ($222,595) in the 2014 period, compared with a negative gross profit of ($130,801) in the first nine months of 2013.

Consolidated G&A expenses increased 14% to approximately $13.1 million in the first nine months of 2014, compared with approximately $11.5 million in the year-earlier period. Project development expenses incurred by NSC increased by approximately $1.0 million, professional fees rose by approximately $407,000, and employee costs increased by approximately $137,000.

Interest income increased to $874,203 for the first nine months of 2014, from $582,704 a year earlier, due to interest on past due accounts receivables from the WSC. Interest expense increased to $413,783 in the nine months ended September 30, 2014, versus $374,512 in the prior-year period, reflecting the prepayment premium paid for the early redemption in February 2014 of the remaining outstanding balance on the Company’s bonds payable and the amortization of the related bond discount and deferred issuance costs.

The Company recognized earnings and profit sharing on its investment in OC-BVI of $302,809 in the nine months ended September 30, 2014, compared with $1,254,913 in the corresponding period of the previous year. The additional earnings and profit sharing recognized in 2013 from the equity investment in OC-BVI resulted from the payment by the British Virgin Islands government to OC-BVI in January 2013 of $2.0 million of the amount awarded to OC-BVI as a result of the Baughers Bay litigation.

Cash Dividends

On October 31, 2014, the Company paid a quarterly cash dividend of $0.075 per share for the 22nd consecutive quarter. The Company has paid cash dividends to shareholders since 1985.

Investor Conference Call

The Company will host a conference call at 11:00 a.m. Eastern Time (EST) on Tuesday, November 11, 2014 to discuss its third quarter and nine-month operating results and other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 877-374-8416 (international/local participants dial 412-317-6716) and requesting participation in the “Consolidated Water Co. Ltd. Conference Call” a few minutes before 11:00 a.m. EST on November 11, 2014.

A replay of the conference call will be available one hour after the call through 9:00 a.m. EST on Tuesday, November 18, 2014 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID # 10055602, and on the Company’s website at www.cwco.com.

CWCO-E

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands, The Commonwealth of The Bahamas, and Bali, Indonesia.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands. The Company’s ordinary (common) stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationships with the governments of the jurisdictions in which it operates, the outcome of its negotiations with the Cayman government regarding a new retail license agreement, its ability to successfully secure contracts for water projects, including the projects under development in Baja California, Mexico and Bali, Indonesia, its ability to develop and operate such projects profitably, and its ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (“SEC”).

By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 509-8200 or via e-mail at info@cwco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or

via e-mail at info@rjfalkner.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$33,582,329	$33,626,516
Certificate of deposit	5,000,000	-
Restricted cash	498,929	-
Marketable securities	-	8,587,475
Accounts receivable, net	12,234,168	18,859,560
Inventory	1,578,188	1,383,135
Prepaid expenses and other current assets	2,771,365	2,435,127
Current portion of loans receivable	1,698,576	1,691,102
Total current assets	57,363,555	66,582,915

Property, plant and equipment, net	56,041,873	58,602,886
Construction in progress	2,860,402	1,450,417
Inventory, non-current	4,341,636	4,204,089
Loans receivable	6,052,985	7,337,177
Investment in OC-BVI	5,956,657	6,623,448
Intangible assets, net	966,922	1,096,488
Goodwill	3,499,037	3,499,037
Investment in land	20,557,353	13,175,566
Other assets	2,738,551	2,792,831
Total assets	$160,378,971	$165,364,854

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other current liabilities	$5,465,197	$7,157,896
Dividends payable	1,165,937	1,164,026
Demand loan payable	9,500,000	-
Current portion of long term debt	-	5,205,167
Land purchase obligation	-	10,050,000
Total current liabilities	16,131,134	23,577,089
Other liabilities	227,762	289,392
Total liabilities	16,358,896	23,866,481
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 37,026 and 37,408 shares, respectively	22,216	22,445
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 14,703,098 and 14,686,197 shares, respectively	8,821,859	8,811,718
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued or outstanding	-	-
Additional paid-in capital	83,691,069	83,381,387
Retained earnings	49,138,412	47,155,548
Cumulative translation adjustment	(465,833)	(471,983)
Total Consolidated Water Co. Ltd. stockholders' equity	141,207,723	138,899,115
Non-controlling interests	2,812,352	2,599,258
Total equity	144,020,075	141,498,373
Total liabilities and equity	$160,378,971	$165,364,854

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Retail water revenues	$5,936,623	$5,023,591	$18,548,841	$17,598,200
Bulk water revenues	9,905,723	10,239,552	29,831,653	30,258,814
Services revenues	1,178,710	175,438	1,921,004	706,144
Total revenues	17,021,056	15,438,581	50,301,498	48,563,158

Cost of retail revenues	2,945,756	2,661,463	8,996,615	8,366,391
Cost of bulk revenues	7,113,039	7,280,151	21,120,498	21,514,909
Cost of services revenues	1,261,946	270,082	2,143,599	836,945
Total cost of revenues	11,320,741	10,211,696	32,260,712	30,718,245
Gross profit	5,700,315	5,226,885	18,040,786	17,844,913
General and administrative expenses	3,984,956	4,308,851	13,108,750	11,472,549
Income from operations	1,715,359	918,034	4,932,036	6,372,364

Other income (expense):
Interest income	334,499	232,820	874,203	582,704
Interest expense	(70,515)	(117,242)	(413,783)	(374,512)
Profit sharing income from OC-BVI	30,375	20,250	81,000	335,361
Equity in earnings of OC-BVI	81,480	55,359	221,809	919,552
Other	(101,297)	(58,722)	(20,804)	93,955
Other income (expense), net	274,542	132,465	742,425	1,557,060
Net income	1,989,901	1,050,499	5,674,461	7,929,424
Income attributable to non-controlling interests	107,209	141,809	377,167	424,882
Net income attributable to Consolidated Water Co. Ltd. stockholders	$1,882,692	$908,690	$5,297,294	$7,504,542

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.13	$0.06	$0.36	$0.51
Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.13	$0.06	$0.36	$0.51
Dividends declared per common share	$0.075	$0.075	$0.225	$0.225

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,700,939	14,644,740	14,695,446	14,626,755
Diluted earnings per share	14,763,914	14,734,916	14,764,127	14,682,186

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net Income	$1,989,901	$1,050,499	$5,674,461	$7,929,424
Other comprehensive income (loss)
Foreign currency translation adjustment	(29,873)	(303,195)	6,473	(357,632)
Total other comprehensive income (loss)	(29,873)	(303,195)	6,473	(357,632)
Comprehensive income	1,960,028	747,304	5,680,934	7,571,792
Comprehensive income attributable to the non-controlling interest	105,716	126,649	377,491	407,000
Comprehensive income attributable to Consolidated Water Co. Ltd. stockholders	$1,854,312	$620,655	$5,303,443	$7,164,792